Exhibit 10.1

Hebei Wenfeng Iron and Steel Co., Ltd. ("Wenfeng")
Full Services Contract
(English Summary/Translation)

Party A: Hebei Wenfeng Iron and Steel Co., Ltd.
Party B: Henan Gengsheng Refractories Co., Ltd.

Through negotiations in good faith, Hebei Wenfeng Iron and Steel Co., Ltd. (hereinafter referred to as the "Party A") and Henan Gengsheng Refractories Co., Ltd. (hereinafter referred to as the "Party B") agree to enter into this full services contract (the "Contract") in connection with the materials used for the100-tons of ladle and agree to bind to the terms agreed as follows:

1. The contents of Contract

Party B shall provide Party A all the fracture materials for the 100-tons ladle, shall be responsible for all the tasks including ramming, baking, repairing, installation, and removing tasks of ladle as well as on site services. Party B shall guarantee Party A all the supplies and needs of steel production and normal operation of ladle.

2. Contract Price

Party B shall guarantee the production cycle of the ladle shall not be less than 80 times. Party B shall deliver all the materials and dispatch all the technicians to premises of Party A within 10 days upon the execution of the Contract. The production price pay to Party B from Party A is RMB 12.8 per ton for non-refined steel and RMB15.6 per ton for refined steel (price includes 17% tax).

3. The Rights and Responsibilities of the Party A

3.1. Shall provide storage space for Party B to locate certain amounts of fracture materials on the site.

3.2. Shall assist to manage all the administrative tasks for the on-site representatives sent by Party B. Party A shall guarantee Party B’s staffs the equal and legal rights at the premises of Party A.

3.3. Shall be responsible for all the equipment for installation and repairs.

3.4. Shall assign the consignee to coordinate the production operation with the technicians assigned by Party B.

4. The Rights and Responsibilities of the Party B

4.1. Shall be responsible for daily maintenance of facilities, shall abide to all the instructions and respect the management and coordination of onsite operations administered by Party A.

4.2. Shall undertake all the operations based on the specification and standards required by Party A.

4.3. Shall guarantee the quality of fracture materials, the usage period, and the capacity of ladle to meet the production requirement; shall be responsible for all the economic losses due to the delay of production regardless any excuses or causes. Party A is eligible for holding RMB 5000 deduction for every possible incident to significant affect production schedule to ladle.

4.4. Shall comply with production arrangement and on site instruction undertaken by Party A and shall fulfill agreed production plan.

4.5. Shall strictly conduct safety management, shall be responsible for implementing worker safety education, shall guarantee safe operation, and shall prevent the occurrence of any accidents. Shall conduct on-site training and safety management, and provide accident insurance for the on-site technicians assigned by Party B. Party B shall be liable for all the accidents due to its negligence. The related party shall be liable for the accident caused by a third party. Party B shall well maintain production facilities and safe production environment for the civilized production.

4.6. Shall be timely available for any emergency call to repair and install facilities and fracture and assist Party A to resume the operation in any case of accident.

4.7. Any technical service personnel assigned by Party B shall abide by Party A’s internal discipline and rules and domestic legal system.

4.8. Shall be responsible for all the supplies and outfits for the staffs assigned by Party B. The usages of supplies shall abide by Party’s A’s requirement.

5. Others

5.1. Party B shall provide all the services to support the operations for 12 ladles.

5.2. After confirmed by both parties regarding the accidents occurred within Party B’s responsible scope, Party B shall be liable for all the damages and losses accrued to Party A.

5.3. Party B shall satisfy the ladle repairs standard required by Party A.

5.4. The maximum thickness of fracture to be built for ladle wall shall not be exceeding 28mm; the total weight of fracture to be consumed shall not be exceeding 34 tons for major repairs. Party B shall meet the capacity requirement abide by Party A.

5.5. Party B shall be responsible for all the repairs.

5.6. Party B shall determine the time of replacement of ladle after both parties confirm the existing thickness of brick wall. The acceptable minimum thickness shall be between 30-50 mm.

5.7. Party B shall be responsible for the removal of ladle. The components to be removed shall be confirmed by both parties.

5.8. Repairs principle shall include major repairs or replacement, one-time minor repairs, and one time moderate repairs.

6. Payment & Settlement

Party A shall provide payment based on the normal usage standard for minimum of 80 cycles. (Penalty will be occurred RMB200/cycle for not meeting the promised usage minimum. The monthly payment will be settled based on the total tons of steel production recorded by Party A at the end of each month. Party A shall pay RMB 12.8 per ton for non-refined steel and RMB 15.6 per ton for refined steel. Party B shall submit invoice including 17% added-value tax to Party A every month.

7. Both parties shall not amend the Contract within 3 months upon the execution. Either party shall terminate the Contract by a notification 2 months in advance; otherwise, the breach party shall be penalized by paying double amount of last settled payment.

8. Any dispute shall be settled through negotiation by both parties.

9. This contract should have four copies, to be effective after executed by Party A and Party B with company seals and signatures, and each of the parties shall hold two copies.

Party A: Hebei Wenfeng Iron and Steel Co., Ltd	Party B: Henan Gengsheng Refractories Co., Ltd.
Legal Representative: /s/ Wenhua Liu	Legal Representative: /s/ Shunqing Zhang

Date: November 21, 2008